                                                     REGISTRATION NO. 333-65943


                       U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                 ____________________
                                  Amendment No. 1 to
                                      Form SB-2
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ____________________

                                    HOMELIFE, INC.
                    (Name of small business issuer in its charter)
                                _____________________


         NEVADA                        6531                      33-0680443
    (State or other              (Primary Standard            (I.R.S. Employer
    jurisdiction of                 Industrial               Identification No.)
    incorporation or            Classification Code
     organization)                    Number)
                                _____________________

   4100 Newport Place, Suite 730        4100 Newport Place, Suite 730
   Newport Beach, CA 92660              Newport Beach, CA 92660
   Phone:        (949) 660-1919         Phone:       (949) 660-1919
   Facsimile:   (949) 660-1910          Facsimile:  (949) 660-1910
   (Address and telephone number of     (Address of principal place of business)
   principal executive office)

                                 Kelly H. Swanson
                              1200 S. Eastern Avenue
                               Las Vegas, NV 89104
                             Phone:  (702) 382-0005
                            Facsimile:  (702) 382-9452
            (Name, address and telephone number of agent for service)


                             ____________________________

                                      COPIES TO:
                               Lawrence W. Horwitz, Esq.
                                    Horwitz & Beam
                             Two Venture Plaza, Suite 350
                                   Irvine, CA 92618
                               Phone:     (949) 453-0300
                               Facsimile: (949) 453-9416
                                 ___________________

                   Approximate Date of Proposed Sale to the Public.
        From time to time after this Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./X/

                           CALCULATION OF REGISTRATION FEE




-----------------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF SECURITIES   NUMBER OF SHARES   PROPOSED MAXIMUM OFFERING    Proposed Maximum Aggregate    AMOUNT OF
 TO BE REGISTERED                    TO BE REGISTERED   PRICE PER SHARE (1)          Offering Price(1)(2)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
 Shares of common stock, $.001 par        10,000,000    $.53                         $5,300,000                    $1,563.50
 value ("Common Stock")
-----------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the common stock reported on the over the counter/bulletin board within 5 business days prior to the date of filing this Registration Statement.

(2) The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    HOMELIFE, INC.

                                CROSS REFERENCE SHEET

                      Pursuant to Item 501(b) of Regulations S-B

                          Showing Location in the Prospectus
                    of Information Required by Items of Form SB-2



Form SB-2 Item Number and Caption                                   Prospectus
1. Forepart of Registration Statement and Outside Front Cover Page     Facing Page of Registration Statement: Outside Front
   of Prospectus....................................................   Cover Page of Prospectus
2. Inside Front and Outside Back Cover Pages of Prospectus..........   Available Information; Incorporation of Certain
                                                                       Documents by Reference; Table of Contents
3. Summary Information; Risk Factors................................   Prospectus Summary; Risk Factors
4. Use of Proceeds..................................................   Prospectus Summary; Use of Proceeds
5. Determination of Offering Price..................................   Outside Front Cover Page of Prospectus; Plan of Distribution
6. Dilution.........................................................   Dilution
7. Selling Security Holders.........................................   Not Applicable
8. Plan of Distribution.............................................   Plan of Distribution
9. Legal Proceedings................................................   Litigation
10. Directors, Executive Officers, Promoters and Control Persons....   Management; Principal Stockholders
11. Security Ownership of Certain Beneficial Owners and Management..   Management; Principal Stockholders
12. Description of Securities to be Registered......................   Description of Securities
13. Interests of Named Experts and Counsel..........................   Not Applicable
14. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..................   Indemnification of Directors and Officers
15. Organization Within Last Five Years.............................   Prospectus Summary; Business of the Company
16. Description of Business.........................................   Business of the Company
17. Management's Discussion and Analysis of Plan of Operation.......   Management's Discussion and Analysis of Financial Condition
                                                                       and Results of Operations
18. Description of Property.........................................   Business of the Company (Properties)
19. Certain Relationships and Related Transactions..................   Certain Transactions (Conflicts of Interest)
20. Market for Common Equity and Related Stockholder Matters........   Risk Factors; Description of Securities
21. Executive Compensation..........................................   Management (Executive Compensation)
22. Consolidated Financial Statements...............................   Consolidated Financial Statements
23. Changes In and Disagreements With Accountants on Accounting and
    Financial Disclosure............................................   Not Applicable


PROSPECTUS



                          10,000,000 SHARES OF COMMON STOCK

                                    HOMELIFE, INC.




     This Prospectus relates to 10,000,000 shares of common stock of HomeLife, Inc., a Nevada corporation which may be offered from time to time on terms to be determined at the time of such offering. The common stock will be issued in connection with acquisitions, mergers or other business combinations.



     The common stock will be offered at prices and on terms contained in a prospectus supplement.



     Any supplement will include the initial public offering price.



     The supplement will also contain information about any listing on a securities exchange of the shares being offered in that supplement.



     Of the 10,000,000 shares being registered 1,134,482 shares may be used to convert preferred shares to common stock pursuant to conversion rights granted to the holders of preferred stock.



     HomeLife, Inc. is a real estate services franchisor and licensor. You may obtain information about HomeLife, Inc. from documents we have filed with the SEC.



     The Company's common stock is currently traded on the over the counter/bulletin board under the symbol HMLF.



     THIS PROSPECTUS CONTAINS DETAILED INFORMATION REGARDING HOMELIFE, INC. AND THE SHARES. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY AND THE RISK FACTORS BEGINNING ON PAGE 5 BEFORE CONSIDERING AN INVESTMENT IN HOMELIFE, INC.



     Neither the SEC nor the state securities regulators have approved the common stock to be issued under this Prospectus or determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                          __________________________________


                   THE DATE OF THIS PROSPECTUS IS FEBRUARY 18, 1999

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                             PROSPECTUS SUMMARY


     WE HAVE PREPARED THIS SUMMARY TO ASSIST YOU IN YOUR REVIEW OF THIS DOCUMENT. WE HAVE HIGHLIGHTED IN THIS SUMMARY INFORMATION WHICH WE BELIEVE IS IMPORTANT FOR YOUR REVIEW. HOWEVER, WE HAVE NOT INCLUDED ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT (INCLUDING THE SPECIFIC RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5) AND THE OTHER DOCUMENTS TO WHICH WE REFER. FOR MORE INFORMATION ABOUT THE COMPANY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 32.


                                     THE COMPANY


BACKGROUND


     Incorporated in 1995, HomeLife, Inc., a Nevada corporation, is a real estate services franchisor and licensor. HomeLife utilizes both its proprietary "SuperSystem" marketing system and its business combinations and acquisitions to fuel development as a fast growing real estate services company.


     HomeLife, Inc. maintains its corporate office in Newport Beach, California, and maintains regional offices in Troy, Michigan and Calgary, Alberta, Canada. HomeLife operates through various subsidiaries and companies servicing its franchised tradenames. Through its subsidiary, HomeLife Realty Services, Inc., the company services approximately 50 real estate offices in the State of California. Through Red Carpet Keim, the company services approximately 60 real estate offices in the State of Michigan and through its tradenames, Red Carpet Real Estate Services, Network Real Estate, and National Real Estate Service,
services approximately 70 real estate offices in various states.   In addition
to the above, HomeLife operates both direct real estate sales and mortgage lending through its subsidiary, Builders Realty Ltd., in Calgary, Alberta, Canada and home warranties through its majority-owned subsidiary, Guardian Home Warranty.


BUSINESS COMBINATIONS AND ACQUISITION


     HomeLife's growth is largely attributable to business combinations and acquisitions. The company was initially incorporated in 1995 for the purpose of combining with Management Dynamics, Inc. a publicly owned New Jersey
corporation.   In November 1995, the company purchased HomeLife Realty Services,
Inc. and HomeLife Realty U.S. Limited Partnership (California) in exchange for common and preferred shares of the company. In August, 1996, HomeLife Realty Services acquired the Michigan based Red Carpet Keim Group of companies. With this acquisition, HomeLife acquired approximately 60 real estate offices, 95% of the outstanding stock of Red Carpet Keim and 80% of the outstanding stock of Guardian Home Warranty Company all located in the state of Michigan.


     In January 1997, HomeLife acquired the intangible assets, including its licensing agreements and tradenames, from Salt Lake City based franchisor and licensor, S&S Acquisition Corp. This acquisition included the tradenames of Red Carpet Real Estate Services and National Real Estate Service, adding approximately 58 real estate offices. HomeLife also acquired the real estate computer technology of House by Mouse and Virtual Assistant. With this technology, HomeLife has been able to enhance Internet communication giving agents the capability of accessing marketing, advertising and general office materials and licensed products over the Internet. In July 1997, HomeLife acquired the licensing agreements and trademarks of Network Real Estate, Inc., its 12 Northern California offices and its "high-end" luxury division of "International Estates." This acquisition provides a platform for growth in Northern California.


     In February 1998, HomeLife acquired Builders Realty Ltd. ("Builders"). Builders is a two office retail real estate and mortgage loan company located in Calgary, Alberta, Canada. Builders has retained its name and operates as a wholly owned subsidiary of HomeLife.


MARKETING SYSTEM


     HomeLife's niche in the market is maintained through the development of its proprietary marketing system. This "SuperSystem" replaces the outdated marketing methods of cold calling or door knocking to obtain real estate listings and potential buyers. The elimination of these methods has attracted
two types of franchisees:   franchisees new to operating a franchise, and those
who terminated other franchise agreements with competitors to become a franchisee of the company.

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


CAPITALIZATION


     As of the date of this Prospectus, HomeLife had: 5,070,434 common shares issued and outstanding, which does not include 200,000 warrants to purchase common shares and 140,000 options to purchase common shares; 10,000 Class A preferred shares issued and outstanding; and, 325 Class AA preferred shares issued and outstanding. Assuming all shares registered hereunder are sold, the company will have 15,070,434 shares of common stock outstanding after the offering.


REVENUES


     For the fiscal year ending May 31, 1998, HomeLife had gross revenues of $2,001,036. HomeLife's net income from operations at May 31, 1998 was $139,931. As of the quarter ending November 30, 1998, the company had gross revenues of $2,576,832. HomeLife's net income from operations for the quarter was $47,535. Continued revenue generation by the company's franchisees, licensees and real estate brokerage operations, and the continued successful acquisitions of franchisors together with the implementation of the company's marketing plan are necessary for the company to continue generating operating revenues.


PRINCIPAL EXECUTIVE OFFICE


     HomeLife, Inc. was incorporated under the laws of the State of Nevada on October 9, 1995. The address of the company's principal executive offices is:
4100 Newport Place, Suite 730, Newport Beach, CA 92660. The Company's telephone number is (949) 660-1919.

THE OFFERING

Securities Offered by
the Company. . . . . . . . . . . . . . .     A total of 10,000,000 shares of
                                             common stock of the company which
                                             may be offered from time to time on
                                             terms to be determined at the time
                                             of offering for the purpose of
                                             acquisitions, mergers or other
                                             business combinations.  The common
                                             stock may be offered at prices and
                                             on terms to be set forth in
                                             prospectus supplements.  Of these,
                                             1,134,482 shares of common stock
                                             are being registered herein to
                                             permit current preferred
                                             shareholders to convert their
                                             preferred stock to common stock.
                                             See "Description of Securities" on
                                             page 29.

Offering Price Common Stock  . . . . . .     To be determined at time of the
                                             Offering.

Common Stock Outstanding . . . . . . . .     5,070,434 shares as of the date
                                             hereof, not including 200,000
                                             warrants to purchase common stock
                                             and 140,000 options to purchase
                                             common stock; 6,204,916 shares if
                                             all of the preferred stock is
                                             converted to common stock.  See
                                             "Description of Securities"
                                             beginning on page 29.

OTC/BB Symbol Common Stock . . . . . . .     HMLF


Use of Proceeds. . . . . . . . . . . . .     The company will not receive any
                                             cash proceeds as a result of this
                                             offering. However, if HomeLife were
                                             to receive proceeds, it would use
                                             the proceeds according to its
                                             business plan.  See "Use of
                                             Proceeds" beginning on page 9.

Risk Factors . . . . . . . . . . . . . .     The securities offered hereby
                                             involve a high degree of risk and
                                             immediate substantial dilution.
                                             See "Risk Factors."" beginning on
                                             page 5.

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

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                           SELECTED FINANCIAL DATA

     The following table presents selected historical financial data for HomeLife derived from the company's Financial Statements. The historical financial data presented here is only a summary. You should read the Financial Statements and notes thereto, which are incorporated by reference into this prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 13 and the Financial Statements of the company and the notes thereto included elsewhere in this prospectus. You are encouraged to read the entire financial statements and notes attached to this prospectus.


                                                   Three Months Ended                              Year Ended
                                                       November 30                                   May 31
                                        1997                              1998        1997                       1998
                                        ----------------------------------------      -----------------------------------
                                          (unaudited)               (unaudited)          (audited)             (audited)
 STATEMENT OF OPERATIONS
     DATA:
    Royalty and franchise fees          $     521,227              $     461,063        $     730,672       $   1,214,946
    Warranty fees                             112,353                    137,938             (191,949)           (208,322)
    Real estate commissions                       ---                  1,835,833                  ---           6,471,279
    Loan fees                                  31,393                        ---                  ---                 ---
                                        -------------              -------------        -------------       -------------
    Other income                               24,009                    141,998              310,357             141,847
                                        -------------              -------------        -------------       -------------
                                        -------------              -------------        -------------       -------------
 Total Revenues                         $     688,982              $   2,576,832         $  1,232,978       $   2,212,394

    Salaries and fringe benefits              209,723                    249,732                  ---             489,189
    Accounting expenses                                                                        62,720              43,660
    Legal expenses                                                                             97,832               4,678
    Occupancy expenses                         51,421                     75,772              283,334             108,599
    General and administrative
      expenses                                140,137                    320,921              700,231             538,618
    Other                                         ---                       ---                   ---
    Minority interest in
       subsidiaries                               ---                      4,952              (16,099)             (9,177)
    Income tax provision                       11,986                     18,272              (16,000)            (73,000)
                                        -------------              -------------        -------------       -------------
    Net income                          $      35,509              $      47,535        $      56,762       $     126,931
                                        -------------              -------------        -------------       -------------
                                        -------------              -------------        -------------       -------------
    Earnings per share                  $        .009              $        .010        $        .014       $        .026
                                        -------------              -------------        -------------       -------------
                                        -------------              -------------        -------------       -------------
    Earnings per share fully
       diluted                          $        .006              $        .009        $       $0.11       $        .020
                                        -------------              -------------        -------------       -------------
                                        -------------              -------------        -------------       -------------

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

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
                                               November 30, 1997     November 30, 1998       May 31, 1997        May 31, 1998
                                               -----------------     -----------------       --------------      -------------
                                                  (audited)             (audited)              (audited)           (audited)
 BALANCE SHEET DATA:
 Cash                                             $     232,492      $     278,567        $     232,403       $     223,723
 Cash in Trust                                              ---            205,756                   --             489,014
 Accounts receivable net                                153,571            288,279               90,659             231,710
 Notes receivable net                                   777,957            527,160              200,000             911,160
 Other receivables                                          ---                ---              536,500                 ---
 Inventory                                              165,000            138,255              165,179             162,737
 Prepaid expenses and
    deposits                                             38,513            120,472               19,791              39,256
 Investment                                                 ---            375,000                  ---                 ---
 Property and equipment net                             511,175            571,025              527,273             554,654
 Investment in trademarks
    and other intellectual
    assets net                                        1,216,740          1,646,201            1,228,115           1,632,374
                                                  -------------      -------------        -------------       -------------
 Total Assets                                     $   3,095,448      $   4,150,715        $   2,999,920       $   4,244,628
                                                  -------------      -------------        -------------       -------------
                                                  -------------      -------------        -------------       -------------
 Total liabilities                                $     358,138      $   1,091,608        $     436,605       $   1,233,302

 Stock & additional paid in
    capital                                           3,226,225          4,160,051            3,088,725           4,159,805
 Accumulated deficit                                   (488,915)          (350,000)            (525,410)            (398,479)
                                                  -------------      -------------        -------------       -------------
 Total liabilities &
   stockholders equity                            $   3,095,448      $   4,900,715        $   2,999,920       $   4,244,628
                                                  -------------      -------------        -------------       -------------
                                                  -------------      -------------        -------------       -------------

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


                               RISK FACTORS


     AN INVESTMENT IN THE SHARES OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. ACCORDINGLY, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING HOMELIFE, INC. AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES. SHARES MAY ONLY BE PURCHASED ON THE TERMS, PRICE AND OTHER CONDITIONS CONTAINED IN A PROSPECTUS SUPPLEMENT.


     LIMITED OPERATING HISTORY. HomeLife began operations in 1995 by the acquisition of the HomeLife Realty Services, Inc. and HomeLife Realty U.S. Limited Partnership (California). Our success is dependent upon the successful development and marketing of our franchises, the revenues generated by the franchises and the continued expansion and acquisition of franchises and franchisors. There is no guaranty that we will be able to accomplish these things. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business. Problems include, but are not limited to, competition, the need to develop franchise support capabilities and market expertise, market acceptance, and sales and marketing. The failure to meet any of these conditions would have a materially adverse effect on HomeLife and could force HomeLife to reduce or curtail operations. No assurance can be given that we can or will continue to operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 13 and "The Company--Competition" on page 21.


     FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS. HomeLife's future capital requirements will depend on many factors, including cash flow from operations, progress in expanding the number of franchises, the success of acquisitions and expansions, the real estate market and our ability to provide services to our franchise base. Although we currently have no specific plans or arrangements for financing and no commitments for future financing, it may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in a dilution of the value of existing shareholders' shares. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we may be required to reduce or curtail operations. We anticipate that our existing capital resources will be adequate to satisfy our operating expenses and capital requirements for at least 12 months. However, such estimates may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 13, "Business of the Company" on page 17, and Financial Statements.


     ECONOMIC CONDITIONS AND THE REAL ESTATE MARKET. As with other businesses, HomeLife's results may be adversely affected by unfavorable local, regional or national economic conditions affecting disposable consumer income and the ability or willingness of consumers to purchase or sell their residential properties. There can be no assurance that consumer spending will not decline in response to economic conditions, thereby adversely affecting the company's growth, net sales, and profitability.


     COMPETITION. HomeLife competes with many other established real estate franchisors. Many of these companies have greater capital, marketing and other resources. There can be no assurance that these or other entities will not develop competitive marketing methods or acquire franchises in more geographical markets than HomeLife. There can be no assurance that HomeLife will successfully differentiate itself from our competitors, or that the market will consider HomeLife's services to be superior to or more appealing than those of its competitors. Market entry by any significant competitor may have an adverse effect on our sales and profitability. See "Business of the Company--Competition" on page 21.


     DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. We have expanded operations rapidly, and plan to continue to further expand our level of operations. HomeLife's operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, our planned expansion of operations may cause significant strain on our management, technical, financial, and other resources. To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems and must attract, train, and motivate qualified managers, employees and franchisees. There can be no assurance, however, that the company will successfully achieve these goals. If we are unable to manage growth effectively, our operating results will be adversely affected.

     DEPENDENCE UPON KEY PERSONNEL. HomeLife's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the company. The company has entered into an employment agreement with its President/Chief Executive Officer only. We have not entered into an employment agreement with any other of our key officers. Competition for such personnel is intense. There can be no assurance that HomeLife will be successful in attracting and retaining such personnel. HomeLife has "key person" life insurance on its President, Andrew Cimerman, only. The Company does not have "key person" life insurance on any other of its key employees. See "Management" on page 24.


     POTENTIAL CONFLICTS OF INTEREST BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, AND SHAREHOLDERS. Mr. Andrew Cimerman, President and Director of the company, currently operates Realty World America, Inc. Realty World America, Inc. is a real estate services franchise and licensing company. While Mr. Cimerman does not believe such operations will present a conflict of interest, this relationship could result in a conflict of interest for the company. In order to avoid potential conflicts, all opportunities available to Realty World which could be available to HomeLife are disclosed to the HomeLife board for consideration and approval.


     Mr. Cimerman also owns and operates Jerome's Magic World, Inc., which has a licensing arrangement with the company. This arrangement provides the company with the right to use its characters in its business at no cost to the company.


     Mr. Cimerman is also President and a majority shareholder of Simcoe Fox Developments and HomeLife Cimerman Real Estate Ltd., a Toronto, Ontario company, which holds real estate investments, and HomeLife Cimerman Real Estate Ltd., a Toronto company, engaged in real estate sales. These operations do not demand a substantial amount of Mr. Cimerman's time efforts and do not conflict with the sorts of operations conducted by HomeLife.


     Mr. Cimerman is President of HomeLife Securities, Inc., a Canadian corporation. HomeLife Securities, Inc. licenses franchise trademarks to the company at no cost.


     In addition to the above, HomeLife's officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders or partners of other entities engaged in a variety of businesses which may in the future have various transactions with the company. Thus, potential conflicts of interest exist, including among other things, conflicts with respect to the time, effort, and corporate opportunities involved in participation with such other business entities and transactions. Each officer and director of HomeLife may engage in business opportunities outside the company. An officer or director may continue any business activity in which such officer or director engaged prior to joining the company. The officers and directors of the company are aware of the fact that they owe a fiduciary duty to the company not to withhold any corporate opportunity from the company which may arise because of their association with the company. See "Certain Transactions -- Conflicts of Interest," and "Principal Shareholders."


     LACK OF DIVIDENDS. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the future. The Company has paid dividends to the Class AA preferred shareholders in the amount of $9,010 paid through November 30, 1998. Other than the requirement to pay the Class AA preferred shareholders, the company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Dividend Policy" on page 9.


     DILUTION. Purchasers of shares of common stock in the offering of these shares will experience either an immediate dilution or increase from the initial public offering price. The shares being registered hereunder will represent, upon completion of the offering of all the shares registered hereunder, 66.35% of the total shares of common stock outstanding. Assuming an offering price the equivalent of the lowest market price reported of $.35, new investors will experience a per share increase immediately following the offering of $.02 per share. Assuming an offering price the equivalent of the highest market price reported of $5.00 per share. New investors will experience a per share dilution of $1.92 per share. See "Dilution" on page 8.


     POSSIBLE VOLATILITY OF SHARE PRICE. The offering price of the shares may be determined by negotiations between the company or with other companies with whom HomeLife will merge or acquire and may not necessarily be related to HomeLife's existing market price, asset value, net worth, or other established criteria of value. Additionally, potential investors should be aware that the shares of the company may have been sold privately at a substantial discount to the public offering price.


     RISKS RELATING TO LOW-PRICE STOCKS. HomeLife's company's common stock is currently traded on the

Over-the-Counter Bulletin Board ("OTC/BB"). As a result, an investor could find it more difficult to dispose of, or to obtain accurate quotations of the market value of the company's shares as compared to shares which are traded on the Nasdaq trading market or on an exchange. In addition, trading in the shares would be covered by Rules 15g-1 through 15g-100 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend such securities must satisfy burdensome sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the SEC, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, the requirement that a broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the company's shares and thus the ability of the purchasers of this offering to sell their shares in the secondary market.


     REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION. The common stock to be offered from time to time hereunder must be qualified for sale or exempt therefrom under applicable state securities laws. There can be no assurance, however, that the company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required:


- any time after nine months subsequent to the effective date when any information contained in the prospectus is over sixteen months old;


- when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or


- when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement.


HomeLife anticipates that this registration statement will remain effective for at least nine months following the date of this Prospectus, assuming a
post-effective amendment is not filed by the company.   HomeLife will be
prevented from issuing shares of common stock until it files a prospectus supplement setting forth the price and other terms of the offerings.


     CONTINGENT LIABILITIES. In purchase agreements for The Keim Group, Guardian Home Warranty, and Builders Realty, HomeLife issued stock as part of the purchase price. The value of the stock issued was set at $5.00 per share which was substantially over the current market value. HomeLife agreed that if the actual market value of the stock did not reach $5.00 per share within two years for The Keim Group and Guardian shareholders and one year for the Builder's shareholders, each shareholder would be issued additional shares of HomeLife to reach this value, or cash. If the value of the shares does not reach this $5.00 market value, further dilution of existing shareholders would occur, and cash that could be used for other purposes could be required to pay these groups.

                                  SAFE HARBOR


     This prospectus contains statements that constitute "forward-looking statements." Such statements appear in a number of places in this prospectus and include statements regarding the intent, belief, or current expectations of the company, its directors, or its executive officers with respect to, among other things: (i) trends affecting the company's financial condition or results of operations; (ii) the company's business and growth strategies; and
(iii) the use of the proceeds to the company of this Offering. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors that could cause such differences are identified under "Risk Factors" above.

                                   DILUTION

     Dilution is the difference between the public offering price per share for the common stock offered herein, and the net tangible book value per share of the common stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.


     The net tangible book value of HomeLife prior to any offering, based on its November 30, 1998 financial statements, was $2,162,906 or approximately $.43 per common share.


     Assuming all the preferred shares are converted and all shares registered hereunder are sold, the company will have 15,070,434 shares outstanding. The post offering pro forma net tangible book value of the company, cannot be
determined without determining the net proceeds from the Offering.   However,
there is a likelihood that the proceeds raised may result in dilution to investors in the Offerings of the shares registered herein. Net tangible book value per share may increase to the benefit of present shareholders.


     The highest and lowest per share price of HomeLife's stock historically is $.35 and $5.00 respectively. Assuming a public offering price of $.35 per share, and an added value to the company of $3,452,931, and not taking into consideration any expenses or costs associated with any offering, the book value would be $.37 per share. This would result in an increase in value to investors in this offering of $.03 per share or 5% from the offering price of $.35 per share. Net tangible book value to present shareholders would decrease from $.43 to $1.37 after the offering. Assuming a public offering price of $5.00 per share, and an added value to the company of $44,327,590 and not taking into consideration any expenses or costs associated with any offering, the book value would be $3.08 per share. This would result in dilution to investors in this offering of $1.92 per share or 38.4% from the offering price of $5.00 per share. Net tangible book value to present shareholders would increase from $.43 to $3.08 after the offering.


                                                MINIMUM           MAXIMUM
                                                -------           -------
 Initial public offering price (per share)    $     .35        $      5.00

 Net tangible book value per share before     $     .43        $       .43
 the Offering

 Increase per share attributable to payments  $    (.05)       $      2.65
 by new investors

 Pro forma net tangible book value per share  $     .37        $      3.08
 after the Offering

 Dilution per share to new investors          $     .02 (5%)   $      1.92  (38.4%)

                               USE OF PROCEEDS


     HomeLife will not immediately receive any cash proceeds as a result of this offering. Any proceeds and the use of such proceeds to be raised from time to time will be the subject of a prospectus supplement. HomeLife intends to issue shares from this offering solely in connection with business combinations, acquisitions, or mergers. As such, the proceeds would most likely be in the form of assets or shares. If the company were to realize cash proceeds, it anticipates that it will continue to use proceeds from any offering for, in order of preferred use, expansion of the MaxAmerica mortgage loan financing, acquisition of real estate brokerage companies, expansion of existing real estate franchise operations under the HomeLife and Red Carpet names, acquiring another home warranty company, forming a joint venture with an existing life and property insurance company, and for general and administrative expenses.


 USE OF PROCEEDS                MINIMUM*     PERCENT      MAXIMUM*      PERCENT
 ---------------                -------      -------      ---------     -------
 Mortgage loan financing       $1,750,000       52%       $1,750,000         4%

 Company owned offices         $1,000,000       20%       $1,000,000       2.3%

 Real estate franchising         $702,931       18%         $750,000       1.7%

 Home warranty                        -0-        0%         $500,000       1.1%

 Insurance                            -0-        0%         $250,000        .5%

 General administrative               -0-        0%          $750,00       1.7%

 Working capital                      -0-        0%         $750,000      88.7%

      TOTALS                   $3,452,931      100%      $44,327,590       100%


* Assumes a minimum based on the lowest reported value of $.35 and a maximum based on the highest reported value of $5.00


     The allocation of net proceeds, which will be set forth in any prospectus supplement, will be estimates based upon the company's plans and upon certain assumptions regarding the progress of development of its business, the real estate market, changing competitive conditions, the ongoing evaluation and determination of the commercial potential of the company's services and the company's ability to enter into agreements to acquire or merge with other companies. If any of these factors change, HomeLife may reallocate some of the net proceeds amongst various categories of use. HomeLife believes that current resources will be sufficient to fund working capital and capital requirements for at least 12 months from the date of this Prospectus.


                               DIVIDEND POLICY


     HomeLife has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the future. The Class AA preferred shares are entitled to receive dividends accruing at the rate of eight percent per year on each share from the date of issuance through the date of conversion (the "Coupon Dividends"). These Coupon Dividends are payable quarterly. Any Coupon Dividend on the Class AA preferred shares which has accrued but which, for any reason whatsoever, has not been declared or has been declared but has not been timely paid, shall be deemed in arrears and shall accumulate until paid. The Company has paid $9,010 in Coupon Dividends as of the date of this Prospectus. Other than the requirements of the Class AA preferred shares, the company currently intends to retain future earnings, if any, to fund the development and growth of its business.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the company as of November 30, 1998.


                                                                November, 1998
                                                                  (unaudited)
                                                                ---------------
 DEBT:

      Accounts Payable                                              $275,710
      Notes Payable                                                   10,000
      Advances from stockholder                                      340,166
      Accrued expenses                                                34,232
      Reserve for warranties                                          55,100
      Dividends Payable                                                9,010
      Income Tax Payable                                             105,802
      Trust Liability                                                220,756
      Minority Interest                                               40,832
                                                                  ----------
      Total debt:                                                 $1,091,608
                                                                  ----------
                                                                  ----------
 STOCKHOLDERS' EQUITY:

 Common Stock, $.001 par value
      10,000,000 shares authorized
      5,070,434 shares issued and outstanding                        $5,070
 Class A Convertible Preferred Stock, $100 par value
      6% non-cumulative
      100,000 shares authorized
      10,000 issued and outstanding
 Class AA Convertible Preferred Stock, $500 par value              1,000,000
      8% cumulative
      2,000 shares authorized
      325 issued and outstanding
 Additional paid-in capital
 Accumulated deficit                                                 162,500
                                                                   2,992,481
            Total stockholders' equity:                             (350,994)
                                                                  ----------
                                                                  $3,809,107
                                                                  ----------
                                                                  ----------

                               SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to a summary of information contained in the Financial Statements, related Notes to Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. You are encouraged to read these sections and the financial statements. The following tables summarize certain selected financial data of the company for the year ended May 31, 1998 (audited), and the year ended May 31, 1997 (audited) and for the three months ended November 30, 1998 (unaudited) and November 30, 1997 (unaudited). The data has been derived from Financial Statements included elsewhere in this Prospectus that were audited by Biller, Firth-Smith and Archibald, Certified Public Accountants. No dividends have been paid on common stock for any of the periods presented.



                                                               Three Months Ended                             Year Ended
                                                                   November 30                                  May 31
                                                       1997                       1998                 1997                 1998
                                                    -----------                 -----------          ---------            ---------
                                                    (unaudited)                 (unaudited)          (audited)            (audited)
 STATEMENT OF OPERATIONS
     DATA:
    Royalty and franchise fees                         $521,227                    461,063           $  730,672          $1,214,946
    Warranty fees                                       112,353                    137,938             (191,949)           (208,322)
    Real estate commissions                                 ---                  1,835,833                  ---           6,471,279
    Loan fees                                            31,393                        ---                  ---                 ---
    Other income                                         24,009                    141,998              310,357             141,847
                                                     ----------                 ---------            ----------          ----------
                                                     ----------                 ---------            ----------          ----------
 Total Revenues                                      $  688,982                 $2,576,832           $1,232,978          $2,212,394

    Salaries and fringe benefits                        209,723                    249,732                  ---             489,189
    Accounting expenses                                                                                  62,720              43,660
    Legal expenses                                                                                       97,832               4,678
    Occupancy expenses                                   51,421                     75,772              283,334             108,599
    General and administrative
      expenses                                          140,137                    320,921              700,231             538,618
    Other                                                   ---                       ---                   ---
    Minority interest in
       subsidiaries                                         ---                      4,952              (16,099)             (9,177)
    Income tax provision                                 11,986                     18,272              (16,000)            (73,000)
                                                     ----------                 ---------            ----------          ----------
    Net income                                           35,509                     47,535               56,762             126,931
                                                     ----------                 ---------            ----------          ----------
                                                     ----------                 ---------            ----------          ----------
    Earnings per share                               $     .009                 $     .010           $     .014          $     .026
                                                     ----------                 ---------            ----------          ----------
                                                     ----------                 ---------            ----------          ----------
    Earnings per share fully
       diluted                                       $     .006                 $     .009           $     0.11          $     .020
                                                     ----------                 ---------            ----------          ----------
                                                     ----------                 ---------            ----------          ----------

                                      November 30, 1997          November 30, 1998          May 31, 1997        May 31, 1998
                                      -----------------          -----------------          ------------        -------------
                                         (audited)                  (audited)                 (audited)           (audited)
 BALANCE SHEET DATA:
 Cash                                    $   232,492                $   278,567              $   232,403         $   223,723
 Cash in Trust                               ---                        205,756                       --             489,014
 Accounts receivable net                     153,571                    288,279                   90,659             231,710
 Notes receivable net                        777,957                    527,160                  200,000             911,160
 Other receivables                           ---                         ---                     536,500                 ---
 Inventory                                   165,000                    138,255                  165,179             162,737
 Prepaid expenses and
    deposits                                  38,513                    120,472                   19,791              39,256
 Investment                                   ---                       375,000                      ---                 ---
 Property and equipment net                  511,175                    571,025                  527,273             554,654
 Investment in trademarks
    and other intellectual
    assets net                             1,216,740                  1,646,201                1,228,115           1,632,374
                                         -----------                -----------              -----------         -----------
 Total Assets                            $ 3,095,448                $ 4,150,715              $ 2,999,920         $ 4,244,628
                                         -----------                -----------              -----------         -----------
                                         -----------                -----------              -----------         -----------

 Total liabilities                       $   358,138                $ 1,091,608              $   436,605         $ 1,233,302
 Stock & additional paid in
    capital                                3,226,225                  4,160,051                3,088,725           4,159,805
 Accumulated deficit                        (488,915)                  (350,000)                (525,410)           (398,479)
                                         -----------                -----------              -----------         -----------
 Total liabilities &
   stockholders equity                   $ 3,095,448                $ 4,900,715              $ 2,999,920         $ 4,244,628
                                         -----------                -----------              -----------         -----------
                                         -----------                -----------              -----------         -----------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


OVERVIEW


     HomeLife, Inc. was incorporated in Nevada on October 9, 1995 for the purpose of combining with Management Dynamics, Inc., a publicly owned New Jersey corporation. In November, 1995, the company concluded the purchase of HomeLife Reality Services, Inc. and HomeLife Realty U.S. Limited Partnership (California) launching its real estate services business.


     The company has experienced significant growth primarily through its acquisitions of and combinations with various other companies. This includes the acquisition in August 1996 of the Keim Group of Companies and Guardian Home Warranty Company (Michigan) adding 60 real estate offices and a home warranty company in Michigan. In 1997, the company purchased certain assets of S&S Acquisition Corp. providing the company with Red Carpet Real Estate Services and National Real Estate Service adding 58 real estate offices. The acquisition of the real estate computer technology of House by Mouse and Virtual Assistant provided the company with the ability to enhance its Internet communication services to its franchises. In July 1997, the company acquired the licensing agreements, trademarks and franchise offices of Network Real Estate, Inc. This acquisition provided the company with an additional 12 offices in Northern California and access to the "high-end" luxury division of "International Estates". In February 1998, the company acquired Builders Realty Ltd. providing access to the Alberta, Canada market in both retail real estate and mortgage loans. On September 15, 1998, the company purchased the stock of the investment banking firm of Aspen, Benson and May, LLC for common stock valued at $77,500.


     From time to time, the company has entered into strategic alliances with various companies in order to explore the cross-marketing of their services to customers of the company or its franchises. To date, these strategic alliances have no included any funding agreements or other liabilities on the part of the company. Since the end of the fiscal year, HomeLife has formed strategic alliances with Home Value Check, LLC, Mortgage Capital Resources, and Western Pacific Investment Corp. Management believes the growth fueled by these
acquisitions and combinations will continue to fuel growth in 1999.   However,
certain key factors that are necessary in maintaining and exceeding the current growth rates are as follows:


     -   Acquiring national recognition by acquiring regional franchises;


     -   Targeting high achieving-high market share regional brokerage houses;


     -   Continually updating its marketing techniques; and


     -   Improving services available to its franchises.

RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, selected financial information for HomeLife:




                                                             Three Months Ended                              Year Ended
                                                                 November 30                                   May 31
                                                    --------------------------------------           ------------------------------
                                                       1997                       1998                 1997                 1998
                                                    (unaudited)                (unaudited)           (audited)            (audited)
                                                    -----------                -----------           ----------          ----------
 STATEMENT OF OPERATIONS
     DATA:
    Royalty and franchise fees                      $   521,227                $   461,063           $  730,672          $1,214,946
    Warranty fees                                       112,353                    137,938             (191,949)           (208,322)
    Real estate commissions                                 ---                  1,835,833                  ---           6,471,279
    Loan fees                                            31,393                        ---                  ---                 ---
    Other income                                         24,009                    141,998              310,357          $  141,847
                                                    -----------                -----------           ----------          ----------
                                                    -----------                -----------           ----------          ----------
 Total Revenues                                     $   688,982                 $2,576,832           $1,232,978          $2,212,394

    Salaries and fringe benefits                        209,723                    249,732                  ---             489,189
    Accounting expenses                                                                                  62,720              43,660
    Legal expenses                                                                                       97,832               4,678
    Occupancy expenses                                   51,421                     75,772              283,334             108,599
    General and administrative
      expenses                                          140,137                    320,921              700,231             538,618
    Other                                                   ---                       ---                   ---
    Minority interest in
       subsidiaries                                         ---                      4,952              (16,099)             (9,177)
    Income tax provision                                 11,986                     18,272              (16,000)            (73,000)
                                                    -----------                -----------           ----------          ----------
    Net income                                      $    35,509                $    47,535           $   56,762          $  126,931
                                                    -----------                -----------           ----------          ----------
                                                    -----------                -----------           ----------          ----------
    Earnings per share                              $      .009                $      .010           $     .014          $     .026
                                                    -----------                -----------           ----------          ----------
                                                    -----------                -----------           ----------          ----------
    Earnings per share fully
       diluted                                      $      .006                $      .009           $     0.11          $     .020
                                                    -----------                -----------           ----------          ----------
                                                    -----------                -----------           ----------          ----------



                                                 November 30, 1997          November 30, 1998      May 31, 1997        May 31, 1998
                                                 -----------------          -----------------      ------------        ------------
                                                     (audited)                  (audited)           (audited)            (audited)
 BALANCE SHEET DATA:
 Cash                                               $   232,492                 $  278,567          $   232,403         $   223,723
 Cash in Trust                                              ---                    205,756                   --             489,014
 Accounts receivable net                                153,571                    288,279               90,659             231,710
 Notes receivable net                                   777,957                    527,160              200,000             911,160
 Other receivables                                          ---                        ---              536,500                 ---
 Inventory                                              165,000                    138,255              165,179             162,737
 Prepaid expenses and
    deposits                                             38,513                    120,472               19,791              39,256
 Investment                                                 ---                    375,000                  ---                 ---
 Property and equipment net                             511,175                    571,025              527,273             554,654
 Investment in trademarks
    and other intellectual
    assets net                                        1,216,740                  1,646,201            1,228,115           1,632,374
                                                    -----------                 ----------          -----------         -----------
 Total Assets                                       $ 3,095,448                 $4,150,715          $ 2,999,920         $ 4,244,628
                                                    -----------                 ----------          -----------         -----------
                                                    -----------                 ----------          -----------         -----------
 Total liabilities                                  $   358,138                 $1,091,608          $   436,605         $ 1,233,302
 Stock & additional paid in
    capital                                           3,226,225                  4,160,051            3,088,725           4,159,805
 Accumulated deficit                                  (488,915)                   (350,000)            (525,410)           (398,479)
                                                    -----------                 ----------          -----------         -----------
 Total liabilities &
   stockholders equity                              $ 3,095,448                 $4,900,715          $ 2,999,920         $ 4,244,628
                                                    -----------                 ----------          -----------         -----------
                                                    -----------                 ----------          -----------         -----------



     THREE MONTHS ENDED NOVEMBER 30, 1998 (UNAUDITED) AS COMPARED TO THE THREE MONTHS ENDED NOVEMBER 30, 1997 (AUDITED).


     REVENUES. The company generated total revenues of $2,576,832 for the three months ended November 30, 1998 compared to total revenues of $688,982 for the three months ended November 30, 1997. The significant increase in revenues of $1,887,850 was primarily the result of increased real estate commissions attributable to the acquisitions of various franchises and licenses and the up-turn of the real estate market.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the three months ended November 30, 1998 were $320,921 compared to $140,137 for the three months ended November 30, 1997. The increase of $180,784 for the three months ended November 30, 1998 was primarily a result of the acquisition of franchise offices.


     NET INCOME. Net income for the three months ended November 30, 1998 was $47,535 compared to a net loss of $35,509 for the three months ended November 30, 1997. The increase in the net income of $12,026 for the three months ended November 30, 1998 was a result of increased real estate commissions.


     YEAR ENDED MAY 31, 1998 (AUDITED) COMPARED TO THE YEAR ENDED MAY 31, 1997 (AUDITED).


     REVENUES. The company generated total revenue of $2,212,394 for the year ended May 31, 1998 compared to total revenue of $1,232,978 for the year ended May 31, 1997. The significant increase in revenues of $979,416 was primarily the result of increased sales commission and franchise fees. These increases were due not only to the acquisition of additional franchise offices, but to the up-turn in the real estate market.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended May 31, 1998 were $1,184,744 compared to $1,144,177 for the year ended May 31, 1997. The increase of $40,000 for the year ended May 31, 1998 was primarily a result of increased salary obligations.

     GAIN ON SALE OF INVESTMENTS. Gain on the sale of investments for the year ended May 31, 1998 was zero compared to $180,000 for the year ended May 31, 1997. In 1997, the company sold its shareholdings of HOA Property Management Company for a gain of $180,000.


     SALE OF FRANCHISES. The income from the sale of franchises for the year ending May 31, 1998 was $200,000 compared to zero for May 31, 1997. This difference of $200,000 is due to the sale of a Master Franchise to a German investment company.


     FORGIVENESS OF DEBT. The income from debt forgiveness for the year ending May 31, 1998 was zero compared to $69,375 for May 31, 1997. This difference is due to the forgiveness of debt by Keim Group Ltd. shareholders as a condition of the acquisition of Keim Group Ltd. by the company.


     INTEREST INCOME. Interest income for the year ended May 31, 1998 was $14,362 compared to $5,645 for the year ended May 31, 1997. The increase of $8,717 is interest income attributable to Builders.

     NET INCOME. Net income for the year ended May 31, 1998 was $139,931 compared to a net income of $56,762 for the year ended May 31, 1997. The increase in the net income of $83,169 for the year ended May 31, 1998 was a result of the acquisition of Builders.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, HomeLife has primarily funded its capital requirements through equity infusions, officer loans and the results of operations.


     The acquisition of franchises has provided the company with an income stream and the company believes that the shares to be registered herein, and to be offered from time to time pursuant to the terms of a prospectus supplement, can be utilized as a source of financing goals of the company.


YEAR 2000


     The company has developed and acquired its computer systems with an objective to be Year 2000 compliant. HomeLife has limited use of computer software. HomeLife's computer software use is limited primarily to word processing and accounting software. The accounting software used by HomeLife's U.S. software is the most recent version of such software and has been presented as Year 2000 compliant. The accounting software used in Canada is being investigated by the Company as to its compliance. The Company will undertake to install any available patches to bring its software into compliance and/or acquire compliant software. However, the overall cost of such activities is insignificant and the cost of a failure of such system is, in management's opinion, not material to the overall profitability of the Company.


     HomeLife has assessed and continues to asses whether its information and non-information technology systems will be effected by the Year 2000 issues. HomeLife has investigated its third party communications suppliers such as the telephone company and its Internet service provider and found that all are in the process of becoming Year 2000 compliant. Based upon current information, management believes that the necessary modifications have been made internally to effectively continue HomeLife into the Year 2000, however, management is continuing to monitor internal systems, and to assess the readiness of its systems. As a contingency, HomeLife has identified other communication suppliers who could provide the necessary service at a minimal cost to the company, and a minimal effect on the operations of the company. Based upon current information, HomeLife does not believe that the costs associated with Year 2000 compliance is material for the company.

                            BUSINESS OF THE COMPANY


GENERAL


     Incorporated in 1995, HomeLife, Inc., a Nevada corporation, ("HomeLife") is a real estate services franchisor. HomeLife utilizes both its proprietary "SuperSystem" marketing system and its business combinations and acquisitions to fuel development as a fast growing real estate services company.


     The company maintains its corporate office in Newport Beach, California, and maintains regional offices in Troy, Michigan and Calgary, Alberta, Canada. HomeLife operates through various subsidiaries and companies servicing its franchised tradenames. Through its subsidiary, HomeLife Realty Services, Inc., the company, services approximately 50 real estate offices in the State of California. Through Red Carpet Keim, the company services approximately 60 real estate offices in the State of Michigan and through its tradenames, Red Carpet Real Estate Services, Network Real Estate and National Real Estate Service,
services approximately 70 real estate offices in various states.   In addition
to the above, the company operates both direct real estate sales and mortgage lending through its subsidiary, Builders Realty Ltd. ("Builders"), in Calgary, Alberta, Canada and home warranties through its majority-owned subsidiary, Guardian Home Warranty.


     The company's growth is largely attributable to business combinations and acquisitions. The company was initially incorporated in 1995 for the purpose of combining with Management Dynamics, Inc. a publicly owned New Jersey corporation. In November 1995, it purchased HomeLife Realty Services, Inc. and HomeLife Realty U.S. Limited Partnership (California) in exchange for common and preferred shares of the company. In August 1996, HomeLife Realty Services acquired the Michigan based Red Carpet Keim Group of companies. With this acquisition, the company acquired approximately 60 franchise offices, 95% of the outstanding stock of Red Carpet Keim, and 80% of the outstanding stock of Guardian Home Warranty Company all located in the state of Michigan.


     In November 1996, the company incorporated FamilyLife Realty Services, Inc. in Michigan for the purpose of purchasing the tradenames and licensing agreements of S&S Acquisition Corp. and function as a franchisor for the Red Carpet and National Real Estate Service tradenames which S&S Acquisition Corp owned. FamilyLife Realty Services, Inc. became a wholly owned subsidiary of the company.


     In January 1997, the FamilyLife Realty Services, Inc. acquired the assets of Salt Lake City based franchisor, S&S Acquisition Corp. This acquisition included the tradenames "Red Carpet" and "National Real Estate Services", and the licensing agreements of Red Carpet Real Estate Services and National Real Estate Service, adding approximately 58 real estate offices. The company also acquired the real estate computer technology of House by Mouse and Virtual Assistant. With this technology, the company has been able to enhance Internet communication giving agents the capability of accessing marketing, advertising and general office materials and licensed products over the Internet. In July 1997, acquired the licensing agreements and trademarks of Network Real Estate, Inc., its 12 Northern California offices and its "high-end" luxury division of "International Estates," a Network Real Estate, Inc. trade name. This acquisition provides a platform for growth in Northern California.


     In November 1997, HomeLife incorporated MaxAmerica Financial Services, Inc. MaxAmerica Financial Services, Inc. provide mortgage financing services
to the company's real estate customers.   MaxAmerica Financial Services acts
as a mortgage brokerage while funding and processing the loans through Mortgage Capital Resource. MaxAmerica Financial Services, Inc. has a Loan Purchase Agreement with Mortgage Capital Resource wherein Mortgage Capital Resource agrees to process and fund loans for MaxAmerica Financial Services, Inc.


     In February 1998, the company acquired Builders. Builders is a two office retail real estate and mortgage loan company located in Calgary, Alberta, Canada. Builders has retained its name and operates as a wholly owned subsidiary of HomeLife, Inc.


     In April 1998, the company incorporated National Sellers Network, Inc., as a Nevada corporation, to function as a real estate licensing company for the National Real Estate Service trade name. National Sellers Network, Inc. is a wholly owned subsidiary of the company. Also in April 1998, the company incorporated Red Carpet Broker Network, Inc., as a Nevada corporation, to function as a real estate licensing company for the Red

Carpet Real Estate Services trade name. Red Carpet Real Estate Services, Inc. is also a wholly owned subsidiary of the company.


     In August 1998, the company incorporated HomeLife Properties, Inc. as a Nevada corporation to function as a buyer and seller of real property.


     Finally, in September 1998, the company acquired the investment banking firm of Aspen, Benson & May, LLC.


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                                      18

     The following is an organizational chart of the company's subsidiaries:



                           HomeLife, Inc. (Nevada)
                           November, 1995



HomeLife Realty Services, Inc. (Delaware)
May 1996

                                          Red Carpet Keim (Michigan)
                                          August 1996
                                          Guardian Home Warranty Company
                                          August 1996

FamilyLife Realty Services, Inc. (Michigan)
November 1996

                                          MaxAmerica Financial Services, Inc.

(California)                              October 1997
                                          HomeLife California Realty, Inc.
                                          October 1997

Builders Realty Ltd. (Canada)
February 1998

                                          National Sellers Network, Inc.
                                          April 1998
                                          Red Carpet Broker Network, Inc.
                                          April 1998

HomeLife Properties, Inc. (Nevada)
August 1998                               Aspen Benson & May, LLC (California)
                                          September 1998



     The company's niche in the market is maintained through the development of its proprietary marketing system. This community based marketing system, called the "SuperSystem" replaces the outdated marketing methods of cold calling and door knocking to obtain real estate listings and potential buyers. The elimination of these methods has attracted two types of franchisees, franchisees new to operating a franchise and those who terminated other franchise agreements with the company's competitors to become a franchisee of the company.


     As of the date hereof, the company had: 5,070,434 common shares; 200,000 warrants to purchase common stock; 140,000 options to purchase common stock, 10,000 Class A preferred shares; and, 325 Class AA preferred shares issued and outstanding. Assuming all the preferred shares are converted and all shares registered hereunder are sold, the company will have 15,070,434 shares of common stock outstanding after the offering.


     HomeLife was incorporated under the laws of the State of Nevada on October 9, 1995.


OVERVIEW OF HOMELIFE'S MARKETS


     Management believes that the real estate market is growing rapidly. HomeLife's target market includes


     -  franchise operations with 5 to 50 offices,

     -  realtors who are financially weak and lack a good marketing system, and


     -  realtors without strong name brand recognition.


     HomeLife's customer generating, community based marketing system "SuperSystem" eliminates the outdated marketing methods of cold-calling and door knocking used by traditional realtors. This combination of marketing system, computer technology, real estate services and training provides the company's agents with thousands of customer leads.


     In addition to this proprietary system, the acquisition by the company of companies with both recognizable tradenames, such as Red Carpet, and existing franchise locations has enabled the company to gain immediate market recognition. This strategy, in management's view, will increase the company's market share.


FRANCHISE AND LICENSING OPERATIONS


     HomeLife operates its real estate services through franchises and licensees. Franchises are operated in the following states: Arizona, California, Connecticut, Florida, Illinois, Indiana, Michigan, Nevada, Ohio, South Carolina, Texas and Utah and govern the relationships of approximately 168 offices. This number varies between 5 and 10 offices at any given time as most franchise agreements are month to month and the number of franchisees may fluctuate. The franchise relationship is governed by the franchise offering circular applicable to the state in which the franchisee operates and according to the terms and conditions of the "Participating Independent Broker Franchise Agreement".


     Franchises are granted to licensed brokers to operate under the business system and plan developed by HomeLife and to use one of the following HomeLife trademarks for such operations: HomeLife, HomeLife (Words & Design), HomeLife Realty Services and HomeLife Realty and such other and substitute trade names, trademarks, service marks, graphics and logotypes as may from time to time be designated by HomeLife. These franchises are operated under the "Participating Independent Broker Franchise Agreement". The terms of the franchise agreements vary depending upon the market in which the franchisee operates. However, the typical initial franchise fee is $9,500 with each additional office's initial fee being $5,000. From time to time, HomeLife offers incentive or bonus plans to attract new franchise members. These programs may directly or indirectly decrease initial franchise fees of those franchisees entitled to such bonuses or incentives. The intent of such incentives and bonus plans, if and when offered, is to provide a benefit to the entire franchise system.


       The Franchise Agreement also requires the payment of "Other Fees". These fees include monthly franchise fees on a fixed fee or percentage of gross revenues basis, royalty fees and advertising contributions. Other fees also includes transfer fees, training fees, interest on overdue accounts, fees related to accounting and bookkeeping system materials, and renewal fees. There are also fees that may be incurred under special circumstances such as indemnification responsibilities, insurance costs, costs of enforcing the franchise agreements and audit costs.


     In addition to the above fees, the franchisee has certain obligations under the Franchise Agreement including but not limited to compliance with standards and policies set forth in operating manuals, territorial development and sales quotas, initial and on-going training and certain advertising and participation requirements. In exchange for the franchisee's obligations and fees, HomeLife provides training programs, the use of its marketing system, its business system and plan, on-going education, advertising and general support to its franchisees.


     HomeLife also operates its business through licensing of the HomeLife trademarks. The licensing agreement, called the "Broker Membership Agreement," is used in the state of California and governs the relationships of 180 offices. According to the terms of the standard licensing agreement, licensees are obligated to pay a membership fee to HomeLife's Red Carpet Real Estate Services in exchange for the right to use certain trademarks and service marks and to operate its business under the Red Carpet trade name to HomeLife, and HomeLife is obligated to provide these licenses with the right to use its proprietary trademarks and service marks.

MORTGAGE FINANCING


     The company provides mortgage financing services through its subsidiary, Mortgage Financial Services.


RETAIL REAL ESTATE SERVICES


     The company owns and operates a full service retail real estate brokerage through its subsidiary Builders Realty, Ltd.


HOME WARRANTY


     HomeLife provides home warranty coverage through its subsidiary Guardian Home Warranty Company.


COMPETITION


     HomeLife faces competition from numerous companies, some of which are more established, benefit from greater market recognition, have greater financial and marketing resources, and a broader geographical base than the company. The company's products compete on the basis of certain factors, including most importantly, the ability to generate leads without cold-calling and door knocking.


     The real estate franchise industry is large and composed of many other companies. Companies such as Century 21, Prudential, Coldwell Banker, Better Homes and Gardens, ERA, and RE/Max, provide similar services as HomeLife. Such competition may diminish the company's market share or its ability to gain entry into certain markets, and may consequently have a material adverse effect on the company.


COMPETITIVE ADVANTAGES


     Management believes that the company has the following advantages over its competition:


-    A unique lead generating system provided to its franchisees.


- Lower cost of the company's products to franchisees and the increased benefit realized from the placement of its advertising dollars.

- Consistent use and acquisition of new technology to provide its services to its franchisees.

EMPLOYEES

     As of the date of this prospectus, HomeLife employs 16 full-time employees. The company hires independent contractors on an "as needed" basis only. The company has no collective bargaining agreements with its employees. The company believes that its employee relationships are satisfactory. The company has approximately 180 franchise offices with an estimated 2,600 agents. The company plans on hiring additional staff in the immediate future and in the long term, as needed, based on its growth rate.

PROPERTIES

     The company leases a 2,630 square foot office in Newport Beach, California. The lease term expires in June, 2001. The company is obligated on leases for its other premises located in Troy, Michigan, which expires in January, 2002 and for two Builders Realty offices located in Calgary, Alberta, Canada. The Builders leases expire in October, 2001 and August, 2002. Annual lease payments exclusive of property taxes and insurance for all locations through 2002 is $433,494.


     The company owns more than 40 copyrights on unique marketing concepts which include printed materials for buying and selling property, and point of sale and sales follow up techniques. The company has exclusive rights, granted by Jerome's Magic World, Inc. at no cost to the company, to use its exclusively developed animated characters for its real estate service business for a period of eight years commencing October 30, 1995 and ending October 30, 2003. Thereafter, the license is automatically renewable for additional eight year periods at the fair market value. These characters include Jerome the Gnome, Crok 'N Roll, The Waz, King D Lish and Rock Head.

     The company licenses the following trademarks from HomeLife Securities,
Inc.: "Blueprint to Selling Your Home," "Blueprint to Buying a Home," "Family Life HR," "Family HomeLife Realty Services," "Family HomeLife Realty Services" (words only), "Focus 20/20" (words and design), "Higher Standards" (words only), "HomeLife" (words only), "HOMELIFE" (words and design), "HomeLife Higher Standards" (words and design), "HomeLife Realty Services," and "It's What Everyone's Looking For" (words only). These marks are licensed for a period of eight years at no cost to the company. The license commenced on October 30, 1995 and expires on October 30, 2003. Thereafter, the license may be renewed at fair market value for additional eight year periods.


LITIGATION


     The company is currently involved in three lawsuits.

     The first lawsuit entitled National Real Estate Service of Illinois, Inc. v. HomeLife, Inc., FamilyLife Realty Services, National Real Estate Service, Realty World America, Inc. and Andrew Cimerman was filed in the Illinois state court on April 24, 1998 (the "Illinois Action"). In this action, the plaintiff, National Real Estate Service of Illinois, Inc. alleges that the defendants breached the master franchise agreement by failing to provide the services to the franchisees as required therein. In this action, the plaintiffs request an award of actual damages of $3,000,000 and punitive damages of $10,000,000.

     Prior to the suit being served on the defendants, FamilyLife Realty Services filed a suit in the United States District Court, Central District of California, Southern Division, Case No. SACV 98-398 GLT (EEX), entitled FamilyLife Realty Services, Inc. v. National Real Estate Service of Illinois, Inc. formerly known as Red Carpet Corporation of Illinois (the "California Action"). This lawsuit alleges that National Real Estate Service of Illinois, Inc. breached the master franchise agreement by failing to open and operate 120 real estate offices in its region resulting in a loss of revenue to FamilyLife Realty Services of $540,000.00.

     The defendants in the Illinois Action transferred the case to the United States District Court in Illinois and are currently seeking to have the case transferred to the United States District Court, Central District, Southern Division. The motion to transfer was denied by the Illinois judge. The company adamantly denies the allegations contained in the Illinois Action. The company has filed a motion for summary judgment in the Illinois Action which is pending. The ultimate resolution of this matter is not ascertainable at this time. However, if the motion for summary judgment is denied, the company plans to vigorously defend this Action. The Plaintiffs in the California Action have filed a motion for summary judgment, the company is concluding discovery in order to oppose this motion and the company plans to vigorously pursue this Action. In management's opinion, this matter will not have a material effect on the financial position of the company.


     The second lawsuit is a trademark infringement action filed by Guardian Life Insurance Company v. Guardian Home Warranty in Michigan. The Plaintiff alleges that Guardian Home Warranty is infringing on its rights to use the name "Guardian." The company does not believe that the Plaintiff has exclusive rights to use the "Guardian" name. The company intends to vigorously defend this action. The ultimate resolution of this matter is not ascertainable at this time. In management's opinion, this matter will not have a material effect on the financial position of the company.


     The final action is entitled Bivans v. Coldwell Banker Prestige Realty, Inc., et. al and was commenced on April 16, 1998 in Michigan. The plaintiff alleges discrimination by a franchisee, Coldwell Banker Prestige Realty. The facts of the case arose prior to the acquisition by the company of Red Carpet Keim, and the defendant, Coldwell Banker Prestige Realty, ceased to be a Red Carpet Keim franchisee prior to the acquisition of Red Carpet Keim by the
company.   The company believes Red Carpet Keim has been named erroneously, but has not yet secured a dismissal. The company has been assured by plaintiff's counsel that it does not intend to pursue the action against the company. However, should the plaintiff pursue remedies against the company, the company plans to secure a dismissal and failing that to defend this action vigorously. Management does not believe that this action will have a material impact on the financial position of the company.


     Management believes that there are no other material litigation matters pending or threatened against the company.


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                                       22

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and officers of the company as of the date of this Prospectus are as follows:


NAME                     AGE     POSITION
----                     ---     --------
Andrew Cimerman          50      President and Director

Robert L. Cashman        66      Secretary, Treasurer and Director

Terry A. Lyles, Ph.D.    39      Director

F. Bryson Farrill        70      Director

Gabrielle Jeans          47      Vice President

Charles Goodson          43      Vice President


     The number of directors is set at a minimum of 1 and a maximum of 5. The Board of Directors presently consists of 4 directors. Each of the company's directors hold office until their respective successors are elected at the next annual meeting of shareholders. Vacancies in the Board of Directors are filled by a majority vote of the remaining directors or by a shareholder vote called expressly for such purpose.


ANDREW CIMERMAN, 50, PRESIDENT AND DIRECTOR, has held the positions of Director and President since April 1996. For 7 years prior thereto, he was the founder and majority shareholder of HomeLife Securities, Inc. and its wholly owned subsidiary HomeLife Realty Services, Inc. Mr. Cimerman is the founder, President and majority shareholder of: Simcoe Fox Developments, Ltd., a private development company located in Toronto, Ontario, Canada; HomeLife Cimerman Real Estate Ltd., a Toronto based real estate company; Jerome's Magic World, Inc., the owner of certain animated characters; and, majority shareholder and President of Realty World America, Inc. Mr. Cimerman brings over 29 years of real estate service experience to the company, and is a strong and committed leader focused on the growth and success of the company.


ROBERT L. CASHMAN, 66, SECRETARY, TREASURER AND DIRECTOR, has been with the company since its inception in October 1995. Mr. Cashman has acted as the President and majority owner of The Charleston Group, a business consulting and investment banking firm since January 1, 1993. Mr. Cashman has acted as the Chairman of the Orange County, California, Airport Commission, operators of John Wayne Airport since March 1, 1998. He earned a B.S. degree in Business Administration from the University of California, Los Angeles.


TERRY A. LYLES, PH.D, 39, DIRECTOR joined the company as a director in August 1997. Dr. Lyles is a national and international speaker and trainer to professional athletes, Fortune 500 Companies, schools, universities and public audiences. Dr. Lyles' program is to reach people around the world with the message of "balance and excellence." For the past 15 years, Dr. Lyles has traveled across the United States and around the world conveying this profound message of "Life Accountability" and "A Better You." Dr. Lyles has conducted a weekly radio program "A Better You" since May 1, 1994, which is currently heard by over 1 million people in 65 nations. Dr. Lyles holds a Ph.D degree in Psychology from Wayne State University in Detroit, Michigan.


F. BRYSON FARRILL, 70, DIRECTOR joined the company as a director in February 1997. Mr. Farrill has been in the securities industry for the past 32 years. Mr. Farrill has held various senior positions, including that of President and Chairman of McLeod, Young, Weir International, an investment dealer in Toronto, Canada. He was also the Chairman of Scotia McLeod (USA) Inc. for eleven years. Mr. Farrill's broad experience is not only utilized in the

United States and Canada but has served to direct the expansion of McLeod, Young, Weir Ltd. into Europe and Asia through an extensive network of branch offices.

GABRIELLE JEANS, 47, VICE PRESIDENT, has been employed by the company, or its subsidiary companies since August 1992. She has been employed by the subsidiary, HomeLife Realty Services, Inc. as Director of Sales and training. She brings over 22 years of experience in the realty industry to the company including the invaluable experience of owning and managing her own real estate brokerage firm with over 100 agents.


CHARLES GOODSON, 43, VICE PRESIDENT has been employed by the company, or its subsidiary companies since March 1992. Mr. Goodson had 15 years of commercial banking experience prior to joining HomeLife Realty Services. He is a licensed realtor. Mr. Goodson earned his B.S. degree in Business Administration from California State University, Northridge.

EXECUTIVE COMPENSATION

     The following officers of the company receive the following annual cash salaries and other compensation:


                              SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
          Name and Principal Position             Year         Annual         Bonus                   Awards
                                                               Salary                    -------------------------------
                                                                                         Restricted           Securities
                                                                                         Stock Awards         Underlying
                                                                                                              Options(1)
--------------------------------------------------------------------------------------------------------------------------------
 Andrew Cimerman, President                    1998           $-0-(2)          $-0-              -0-                   -0-
--------------------------------------------------------------------------------------------------------------------------------
 Robert Cashman, Secretary, Treasurer          1998           $-0-(2)          $-0-              -0-                   -0-
--------------------------------------------------------------------------------------------------------------------------------
 Gabrielle Jeans, Vice President               1998           $72,000          $-0-              -0-                 30,000
--------------------------------------------------------------------------------------------------------------------------------
 Charles Goodson, Vice President               1998           $72,000          $-0-              -0-                   -0-
--------------------------------------------------------------------------------------------------------------------------------
 All Officers as a Group (4 persons)           1998           $144,000         $-0-              -0-                 30,000
--------------------------------------------------------------------------------------------------------------------------------

____________________________________


(1) Ms. Jeans has an option to purchase 30,000 shares of the company's common stock. These options are fully vested and may be exercised at the price of $5.00 per share.


(2) The terms of Mr. Cimerman's compensation agreement with HomeLife requires certain performance thresholds to be met before any compensation is paid. To date these goals have not been met and Mr. Cimerman has not drawn a salary from HomeLife. Mr. Cimerman has private investments which are sufficient for his maintenance. Mr. Cimerman's substantial shareholders in HomeLife motivate him to use his efforts to increase the value of the company.


(3) Mr. Cashman is Secretary and Treasurer of HomeLife, Inc. These positions do not necessarily require compensation and, Mr. Cashman's investment with the company is minimal. Like Mr. Cimerman, Mr. Cashman has investments sufficient for his maintenance. Also, like Mr. Cimerman, his beneficial ownership of stock in HomeLife motivates him to use his best efforts in these positions for the benefit of the company.


INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The laws of the State of Nevada and the company's Bylaws provide for indemnification of the company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.


     The company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          EMPLOYMENT AND RELATED AGREEMENTS


STOCK OPTIONS


     While the company has not enacted a formal stock option plan for its directors and senior executives, the company has granted certain directors and officers options to purchase common stock of the company. Board of Directors members, Mr. F. Bryson Farrill and Dr. Terry Lyles, were granted options to purchase 50,000 shares of common stock of the company each. The exercise price of the option is $3.00 per share. These options are fully vested and exercisable. Vice President, Gabrielle Jeans, has been granted an option to purchase 30,000 shares of common stock at the exercise price of $5.00 per share. Ms. Jeans' options are also fully vested and exercisable.


     Former director, Edmond Lani, was granted, on July 10, 1996, a three year option to purchase 10,000 shares of the company's common stock at the option price of $1.00 per share. Although Mr. Lani is no longer a director of the company, his option will not expire according to its terms until July 9, 1999.


     The following table describes the above options:



------------------------------------------------------------------------------------------------------------------------------
                                       Number of securities         Percent of total options     Exercise on base   Expiration
 Name                                   underlying options        granted to employees in last    price ($/share)      Date
                                                                         fiscal year(1)
------------------------------------------------------------------------------------------------------------------------------
 F. Bryson Farrill, Director                 50,000                              0%                      $3.00         None
------------------------------------------------------------------------------------------------------------------------------
 Terry Lyles, Ph.D., Director                50,000                              0%                      $3.00         None
------------------------------------------------------------------------------------------------------------------------------
 Gabrielle Jeans, Vice President             30,000                              0%                      $5.00         None
------------------------------------------------------------------------------------------------------------------------------
 Edmond Lani, former Director                10,000                              0%                      $1.00          7/9/99
------------------------------------------------------------------------------------------------------------------------------
      Total                                  140,000                             0%                       --              --
------------------------------------------------------------------------------------------------------------------------------


(1) No options were granted to employees in the last fiscal year.


EMPLOYMENT AGREEMENTS


     The company has an employment agreement with Mr. Cimerman wherein Mr. Cimerman agreed to act as President and Chief Executive Officer of the company for a term of five years, terminating in October 2000. This agreement entitles Mr. Cimerman to a salary only if the company reaches certain performance goals. If the bid price of the common stock of HomeLife is above $4.00 per share, but no more than $5.00 every day for a period of three calendar months, Cimerman shall receive a salary of $100,000 per year paid semi-annually. If the bid price is above $5.00 per share but no more than $6.00 per share, every day for a period of three calendar months, Cimerman shall receive a salary of $200,000 per year paid semi-annually. If the bid price is above $6.00 per share, Cimerman shall receive a salary of $300,000 per year paid semi-annually. To date these goals have not been achieved and accordingly, Mr. Cimerman has not drawn any salary.


     The company does not currently have employment agreements with any other of its employees. The company does require its franchisees to enter into a franchise agreement with the company.

                                 CERTAIN TRANSACTIONS


     The President and majority shareholder of the company, Andrew Cimerman is the sole shareholder and President of Realty World America, Inc. Realty World America, Inc. is a real estate services company providing services to franchises. Mr. Cimerman, concurrently with the operations of the company, continues to operate Realty World America, Inc. Any transactions undertaken by Mr. Cimerman on behalf of Realty World America, Inc. which may constitute a corporate opportunity are first presented to the company's board of directors for approval by a disinterested majority.


     Mr. Cimerman is also the sole shareholder of Jerome's Magic World, Inc. the owner of certain characters licensed to the company. The license of these characters to the company is for a eight year term expiring in October 2003, and at no cost to the company. Thereafter it is renewable for additional eight year terms at the fair market value. Mr. Cimerman is sole shareholder and President of HomeLife Securities, Inc. HomeLife Securities, Inc. licenses certain "HomeLife" trademarks and service marks to the company. The terms of the licensing agreement is eight years commencing October 1995 at no cost to the company. Thereafter, the license is renewable for additional eight year terms at the fair market value.


CONFLICTS OF INTEREST


     Other than as described herein, the company is not expected to have significant dealings with affiliates. However, if there are such dealings, the terms of such transactions will be no less favorable to the company than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.


     A director of the company owes fiduciary duties to the company which may conflict with other interests. The company has not entered into any noncompete, confidentiality, or similar agreements with its directors. The fiduciary duties that directors owe to a company include the duty not to withhold from the company, or appropriate, any corporate opportunity which the company may be able to exploit, the duty not to use for their personal benefit or the benefit of any other individual or entity any information not generally known which they acquire through their association with the company, and in short, the duty to deal fairly with the company. The company's current directors intend to submit to the company any potential business they become aware of which may constitute a corporate opportunity to the company.


     The company's officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders or partners of other entities engaged in a variety of businesses which may in the future have various transactions with the company. Thus, potential conflicts of interest exist, including among other things, conflicts with respect to the time, effort, and corporate opportunities involved in participation with such other business entities and transactions. Each officer and director of the company may engage in business opportunities outside the company. An officer or director may continue any business activity in which such officer or director engaged prior to joining the company. As mentioned above, the officers and directors of the company are aware of the fact that they owe a fiduciary duty to the company not to withhold any corporate opportunity from the company which may arise because of their association with the company. The company's policy is that all transactions between the company and any affiliates be on terms no less favorable to the company than could be obtained from unaffiliated third parties.


     Mr. Cimerman is President and majority shareholder of HomeLife Cimerman Real Estate Ltd. HomeLife Cimerman Real Estate Ltd.'s business activities consist of real estate sales in Toronto, Canada. The activities of HomeLife Cimerman Real Estate Ltd. are managed by the on-site management. These activities do not demand a large portion of Mr. Cimerman's time and effort. Any corporate opportunities that would be available to both the company and to HomeLife Cimerman Real Estate Ltd. is presented to HomeLife's Board of Directors for consideration and for approval by a disinterested majority of the Board of Directors.


     Mr. Cimerman is President and majority shareholder of Simcoe Fox Developments. Simcoe Fox Developments' business activities consist of holding real estate investment property. The activities of Simcoe Fox Developments does not demand a large portion of Mr. Cimerman's time and effort, and any corporate opportunities that would be available to both the company and to Simcoe Fox Developments is presented to HomeLife's Board of Directors for consideration and for approval by a disinterested majority of the Board of Directors.


                                PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the company's common stock, as of the date hereof for (i) each stockholder known by the company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the company,
(iii) each officer of the company, and (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is 4100 Newport Place, Suite 730, Newport Beach, CA 92660.


------------------------------------------------------------------------------------------------------------------------------
                                                                            PERCENTAGE BENEFICIALLY OWNED(1)
                                                           -------------------------------------------------------------------
                                                                              AFTER THE CONVERSION OF      AFTER THE MAXIMUM
                    NAME               NUMBER OF SHARES    BEFORE OFFERING    PREFERRED SHARES ONLY        OFFERING(2)
------------------------------------------------------------------------------------------------------------------------------

 Andrew Cimerman                       3,500,000 (3)       49.30% (3)         55.6%(3)                     23.22%

 Robert L. Cashman                     121,250             2.39%              1.95%                        *

 F. Bryson Farrill                     50,000(4)           *                  *                            *

 Terry Lyles, Ph.D                     50,000(4)           *                  *                            *

 Gabrielle Jeans                       45,000(4)           *                  *                            *

 Charles Goodson                       -0-                 0%                 0%                           0%

 Cede & Co.                            479,428             9.45%              9.45%                        3.18%
 P.O. Box 222
 Bowling Green Station
 New York, NY

 Ward Enterprises(1)                   316,000             6.23%              5.09%                        2.1%
 384 Sanctuary Court
 Henderson, NV

 All officers and directors as a       3,766,250           54.55%             60.7%                        24.99%
 group (6 persons)


*Less than 1%
----------

(1) Except as otherwise indicated, the company believes that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person. The beneficial owner of Brinx Capital, Inc. is James Briscoll. The beneficial owner of Ward Enterprises is Karen Fowler.


(2) Assumes the sale of all shares which are the subject of this Registration Statement although the stock will be sold from time to time pursuant to the terms and prices set forth in a Prospectus supplement.


(3) Mr. Cimerman is the owner of 2,500,000 shares of common stock and the owner of 10,000 shares of convertible preferred stock Class A. This preferred stock may be converted into 1,000,000 shares of common stock.


(4)  Includes options to purchase shares of common stock.  Mr. Farrill and Dr.
     Lyles have been granted options to purchase up to 50,000    shares of
     common stock each at the exercise price of $3.00 per share.  These options
     are fully vested.  Ms. Jeans has been granted     options to purchase up to
     30,000 shares of common stock of the company at the exercise price of $5.00 per share.

                                 PLAN OF DISTRIBUTION

     The shares will be offered and sold from time to time by the company, except for those shares which are used to convert preferred stock of the preferred shareholders, exclusively in business combinations, acquisitions and mergers. The company will pay all of the expenses of the registration of the shares, but shall not pay any commissions, discounts, and fees of underwriters, dealers, or agents.


     Preferred shareholders have the right to convert their shares to common stock of the company. Further, the company is obligated to register sufficient shares of common stock into which the preferred stock will be converted. There are currently 10,325 shares of preferred stock issued and outstanding which may be converted to up to 1,134,482 shares of common stock. The preferred shareholders are entitled to sell their shares of common stock simultaneously with and on the same terms and conditions imposed upon the company.


     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the common stock of the company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the preferred shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of common stock by the preferred shareholders.


     Preferred shareholders may also use Rule 144 under the Act to sell the shares if they meet the criteria and conform to the requirements of such Rule. However, at this time, there are no immediate plans to convert the preferred stock and thus, there are currently no plans to distribute these shares by these shareholders.


     HomeLife, Inc. intends to use these shares solely as consideration for mergers, acquisitions, or other business combinations. HomeLife, Inc. has, in the past, issued shares in exchange for shares or tradenames of other franchisors or franchisees. It is intended that these shares will be used solely for that purpose.


                              DESCRIPTION OF SECURITIES

     The authorized capital stock of the company consists of 20,000,000 shares of common stock, $.001 par value, 100,000 shares of convertible Class A preferred stock and 2,000 shares of Class AA preferred stock. The Company's Transfer Agent is Oxford Transfer & Registrar, 317 S.W. Alder, Suite 1120, Portland, Oregon, 97204.


     The following summary of certain terms of the company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.


COMMON STOCK


     As of the date of this Prospectus, there are 5,070,434 shares of common stock, 200,000 warrants to purchase common stock and 140,000 options to purchase common stock issued and outstanding. After the conversion of the issued and outstanding preferred stock there would be 6,204,916 shares of common stock issued and outstanding. After the completion of the Offering of all shares referred to herein, 15,070,434 shares of common stock will be issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. At all elections of directors of the company, each holder of stock possessing voting power is entitled to as many votes as equal to the number of his or her shares of stock subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.


PREFERRED SHARES


     CLASS A CONVERTIBLE PREFERRED SHARES


     The Company created a series of preferred stock consisting of 100,000 authorized shares, of which 10,000 shares are issued and outstanding, and designated as the "Class A preferred stock," having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. Each share of Class A preferred stock has a face value of $100.00 (the "Face Value").


     The holders of shares of Class A preferred stock are entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends accruing at the rate of six per cent (6%) of the Face Value per year from the date of issuance through the date of conversion (the "Coupon Dividend'), as well as dividends paid with respect to each share of common stock for each share of Class A preferred stock at the same time and on a parity with dividends paid on each share of common stock (the "Common Dividend") less any Coupon Dividend paid for any such period. Each share of Class A preferred stock ranks on a parity with each other share of Class A preferred stock with respect to dividends. Dividend payments are paid quarterly. Any Coupon Dividend which has accrued, but which for any reason whatsoever, (a) has not been declared, or (b) has been declared but has not been timely paid, shall not be deemed in arrears and shall not accumulate.


     In the event of any liquidation, dissolution or winding up of the company, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Class A preferred stock are entitled to receive, pari passu among them, but prior and in preference to any distribution of any of the assets of the company to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of (A) the Face Value of each outstanding share of Class A preferred stock, and (B) an amount equal to declared but unpaid and accrued dividends on such share.


     The Company may redeem the Class A preferred stock at a redemption price equal to the Face Value per share. The holders of the Class A preferred stock shall have the right to convert each share of Class A preferred stock to common stock, at the option of the holder thereof, at any time after the date of issuance of such share. Each Class A preferred stock shall be converted to common stock at a price equal to the Face Value.



     The Company is obligated to register the shares of common stock into which the preferred stock is convertible in any subsequent registration statement filed with the SEC, so that holders for such common stock shall be entitled to sell the same, simultaneously with, and upon the terms and conditions as the securities sold for the account of the company pursuant to any such registration statement, subject to such lock-up provisions as may be proposed by the underwriter and agreed by the holders.


     The Class A preferred stock has been granted voting rights wherein the Class A preferred stock is entitled to vote on such matters as the common stock may vote, and are entitled to cast 1,000 votes per Class A preferred share. No sinking fund has or will be established to provide for dividends or the repurchase of the Class A preferred stock.

     CLASS AA CONVERTIBLE PREFERRED SHARES.

     The Company created a series of preferred stock consisting of 2,000 shares and designated as the "Class AA preferred stock," having the voting powers, preferences, relative participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. Each share of Class AA preferred stock has a face value of $500.00 (the "Face Value"). There are currently 325 shares of Class AA preferred stock issued and outstanding.


     The holders of shares of Class AA preferred stock (collectively, "Holders", each a "Holder"), are entitled to receive when and as declared by the Board of Directors, out of any funds at the time legally available therefor dividends accruing at the rate of eight per cent (8.0%) of the Face Value per year from the date of issuance through the date of conversion (the "Coupon Dividend"), as well as dividends paid with respect to each share of common stock for each share of Class AA preferred stock at the same time and on a parity with dividends paid on each share of common stock (the "Common Dividend") less any Coupon Dividend paid for any such period. Each share of Class AA preferred stock ranks on a parity with each other share of Class AA preferred stock with respect to dividends. Dividend payments to the holders of shares of Class AA preferred stock are payable quarterly. Any Coupon Dividend on the Class AA preferred stock which has accrued but which, for any reason whatsoever, (a) has not been declared, or (b) has been declared but has not been timely paid, is deemed in arrears and shall accumulate until paid.


     The Company may, at its option, at any time redeem, any or all shares of the Class AA preferred stock at a redemption price equal to the Face Value per share; provided, however, that no such redemption is permitted unless all dividends which have accrued or accumulated on all outstanding shares of the Class A preferred stock have been or are simultaneously declared and paid in full.


     In the event of any liquidation, dissolution or winding up of the company, subject to the rights of series of preferred stock that may from time to time come into existence and subject to the rights, preferences and priorities of the Holders of shares of Class A preferred stock, the Holders of Class AA preferred stock are entitled to receive, pari passu among them, but prior and in preference to any distribution of any of the assets of the company to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of (A) the Face Value for each outstanding share of Class AA preferred stock and (B) an amount equal to declared but unpaid and accrued dividends on such share. If, upon the occurrence of such event the assets and funds thus distributed among the Holders of the Class AA preferred stock shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amounts, then the entire assets and funds of the company, legally available for distribution, shall be distributed ratably among the Holders of the Class AA preferred stock, in accordance with the priorities set forth.


     Subject to the redemption rights, each Class AA preferred share is automatically converted to common stock of the company at the twelve (12) month anniversary of the date of the issuance of such Class AA preferred share (the "Conversion Date"). The number of shares of common stock into which each Class AA preferred share will convert is determined by dividing the Face Value per share by eighty per cent (80%) of the market price of the common stock of the company. The "Market Price" of the common stock of the company shall equal the average of the last quote closing bid price as reported by the National Association of Securities Dealers Automated System (NASDAQ) for the thirty (30)-day period ending ten (10) days prior to the Conversion Date.


     The Company is obligated to register the shares of common stock into which the shares are convertible, in any subsequent registration statement filed by the company with the Securities and Exchange Commission, so that Holders of such common stock is entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of the company, pursuant to any such registration statement, and subject to such lock-up provisions as may be proposed by the underwriter and agreed by the Holders.

WARRANTS

     As of the date of this Prospectus, there are 200,000 warrants outstanding. S&S Acquisition Corp. holds warrants to purchase up to 200,000 shares of common stock of the company at the price of $6.00 per share. These warrants were issued by the company pursuant to the acquisition agreement by and between the company and S&S Acquisition Corp. dated January 16, 1997.
The term of the Warrants is three years from the date of issuance.

                           SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the company will have outstanding 15,070,434 shares of common stock. The shares will be offered from time to time at the price and terms set forth in the Prospectus Supplement.


     Of the common stock outstanding prior to this offering, 4,032,575 were issued and sold by the company in private transactions in reliance on an exemption from registration. Accordingly, such shares are "restricted shares" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration. 1,037,859 of the common stock outstanding prior to this offering were issued in the exchange transaction with Management Dynamics, Inc. following Management Dynamic's 1 to 4 reverse stock split. These shares are registered and trading pursuant to that transaction.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of common stock, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

                                  UNDERWRITING

     The Company has not presently entered into an underwriting agreement. The terms of any underwriting agreement, and the identification of the underwriter, if applicable, will be the subject of a Prospectus Supplement.

                                 LEGAL ADVISORS

     The validity of the securities offered hereby will be passed upon for the company by Horwitz & Beam, Irvine, California.

                                     EXPERTS

     The financial statements of the company included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Biller, Firth-Smith & Archibald, Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


     HomeLife, Inc. (Commission File No. 333-65943) is subject to the informational reporting requirements of the Exchange Act, and, in accordance therewith, files reports (including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K), proxy statements and other information with the SEC. You may read and copy any materials filed by HomeLife with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.


     This Prospectus does not contain all the information set forth in the Registration Statement on SB-2 and the exhibits thereto, including any amendments thereto, of which this document is a part, and which HomeLife has filed with the SEC under the Securities Act. Reference is made to such Registration Statement for further information with respect to HomeLife and the HomeLife common stock offered hereby.


     Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the SEC or attached as an appendix hereto.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS DOCUMENT OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOMELIFE. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOMELIFE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE SHARES REFERRED TO HEREIN SHALL ONLY BE OFFERED UPON THE TERMS, PRICE, AND CONDITIONS SET FORTH IN A SUPPLEMENT PROSPECTUS FILED WITH THE SEC.


                        ____________________________________


                                  TABLE OF CONTENTS



                                                               PAGE
                                                               ----
Prospectus Summary                                                1
Risk Factors                                                      5
Dilution                                                          8
Use of Proceeds                                                   9
Dividend Policy                                                   9
Capitalization                                                   10
Selected Financial Data                                          11
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                  13
Business of the Company                                          17
Management                                                       23
Employment and Related Agreements                                25
Certain Transactions                                             26
Principal Stockholders                                           27
Plan of Distribution                                             28
Description of Securities                                        28
Shares Eligible for Future Sale                                  30
Underwriting                                                     31
Legal Advisors                                                   31
Experts                                                          31
Where you can find more information                              31
Index to Financial Statements                                   F-1


                        ____________________________________


                       10,000,000 SHARES OF COMMON STOCK




                                    HOMELIFE, INC.



                                    ______________
                                      PROSPECTUS
                                    ______________




                                    FEBRUARY 18, 1999

                                    HOMELIFE, INC.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The laws of the State of Nevada and the company's Bylaws provide for indemnification of the company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     Shares will not be issued hereunder except under the terms and conditions of a prospectus supplement. HomeLife has incurred the following expenses in connection with the filing of this registration statement:



     a)   Registration fees                       $1,563.50
     b)   Federal taxes                                 -0-
     c)   State taxes and fees                          -0-
     d)   Trustee and transfer agent fees               -0-
     e)   Costs of printing and engraving               -0-
     f)   Legal fees                               $50,000*
     g)   Accounting fees                          $10,000*
     h)   Engineering fees                              -0-
     i)   Listing fees                                  -0-




* Estimate of fees



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     In October 1995, the company issued 1,037,859 shares of common stock to Stockholders of Management Dynamics, Inc. as consideration for the acquisition of Management Dynamics, Inc. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.


     In November 1995, the company issued 81,692 shares of its common stock to 98 non-U.S. investors in consideration of payment of $326,768. This transaction was exempt from the registration provisions of the Act by virtue of Regulation S of the Act, as transactions by an issuer not involving any public offering and including non-U.S. residents.


     In January 1996, the company issued 44,236 shares of its common stock to 38 investors for payment of $176,944. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and Rule 504 of Regulation D, as transactions by an issuer not involving any public offering.


     In May 1996, 2,500,000 shares of common stock and 10,000 shares of Class A preferred stock was issued to Andrew Cimerman for the acquisition of HomeLife Realty Services, Inc. and HomeLife Realty Services, US Limited Partnership. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as transactions by an issuer not involving any public offering.

     Also in May 1996, 21,250 shares of common stock were issued for consideration of $85,000 to The Charleston Group. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Act as transactions by an issuer not involving any public offering.


     In June 1996, the company issued 21,998 shares of common stock for $22,895 to an individual investor and fractional shares to Management Dynamics' former shareholders pursuant to Rule 504 of Regulation D of the Act as transactions by an issuer not involving any public offering.


     In August 1996, 46,662 shares of common stock were issued to the Stockholders of Keim Group Ltd. for the acquisition of Keim Group Ltd. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In January 1997, 70,000 shares of common stock were issued to S&S Acquisition Corp. for the acquisition of the assets of S&S Acquisition Corp. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In March 1997, the company issued 13,933 shares of common stock for $24,999 to non-U.S. resident investors pursuant to Regulation S of the Act. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering and Regulation S of the Act as transactions involving non-U.S. investors.


     In July 1997, the company issued 160 shares of Class AA preferred stock for the acquisition of tradenames and licensing agreements of Network Real
Estate, Inc.   This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In August 1997, the company issued 165 shares of Class AA preferred stock for $162,500 to 33 investors in a private offering pursuant to Regulation D of the Act. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In September 1997, the company issued 645,095 shares of common stock to 83 investors who invested a total of $829,890 pursuant to Rule 504 of Regulation D of the Act. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In February 1998, the company issued 36,000 shares of common stock to stockholders of Builders Realty Ltd. for the acquisition of Builders Realty Ltd. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In May 1998, the company issued 300,000 shares of common stock to non-U.S. investors pursuant to Regulation S of the Act. These shares are in an escrow account in Vancouver, British Columbia, Canada pending delivery of the full consideration of $750,000. This transaction is exempt from registration provisions by virtue of section 4(2) of the Act, as transactions by an issuer not involving a public offering.


     In September 1998, the company issued shares of common stock to Aspen Benson and May, LLC in exchange for the membership interests of that company. This transaction was exempt from the registration provision of the Act by virtue of section 4(2) of the Act, as transactions by an issuer not involving a public offering.

ITEM 27.  EXHIBITS


     EXHIBIT
     -------
     3.1       Articles of Incorporation of HomeLife, Inc., a Nevada
               corporation, dated October 9, 1995*
     3.2       Certificate of Amendment of Articles of Incorporation of
               HomeLife, Inc., a Nevada corporation, dated July 2, 1997*
     3.3       Certificate of Amendment of Articles of Incorporation of HomeLife
               Inc., a Nevada corporation, dated September 1, 1998*
     3.4       Bylaws of HomeLife, Inc., dated October 10, 1995*
     4.1       Certificate of Designated Class A Preferred Stock*
     4.2       Certificate of Designated Class AA Preferred Stock*
     5         Opinion of Horwitz & Beam*
     10.1      Lease Agreement dated November 1, 1996 for the office located in
               Calgary, Alberta, Canada*
     10.2      Lease Agreement dated September 1, 1997 for the office located in
               Airdrie, Alberta, Canada*
     10.3      Lease Agreement dated January 15, 1999 for the office located in
               Troy, Michigan
     10.4      Lease Agreement dated April 12, 1990 for the office located in
               Newport Beach, California*
     10.5      First Addendum to Lease dated April 12, 1990 for the office located in Newport Beach, California*
     10.6      Second Addendum to Lease dated July 8, 1993 for the property located in Newport Beach, California*
     10.7      Third Addendum to Lease dated July 17, 1996 for the property located in Newport Beach, California*
     10.8      Builder's Realty Stock Purchase Agreement dated February 27, 1998*
     10.9      Agreement for Purchase of Network Real Estate, Inc. Licensing
               Agreements and Trademarks dated June 12, 1998*
     10.10     Stock Purchase Agreement dated July 23, 1998*
     10.11     Asset Purchase Agreement dated January 16, 1997*
     10.12     Option Agreement dated July 10, 1996*
     10.13     Asset Purchase Agreement dated April 13, 1998*
     10.14     Loan Purchase Agreement dated July 7, 1998*
     10.15     Agreement and Plan of Acquisition dated April 15, 1996*
     10.16     Agreement and Plan of Acquisition dated April 15, 1996*
     10.17     Agreement with Western Pacific Investment Corp. dated June 10, 1998*
     10.18     Form of Participating Independent Broker Franchise Agreement
     10.19     Form of Broker Membership Agreement
     10.20     Stock Purchase Agreement dated September 10, 1998
     10.21     Employment Agreement between HomeLife, Inc. and Andrew Cimerman
     10.22     Trademark Licence Agreement between HomeLife, Inc. and Jerome's
               Magic World, Inc.
     10.23     Trademark Licensing Agreement between HomeLife, Inc. and
               HomeLife Securities, Inc.
     24        Consent of Biller, Firth-Smith & Archibald, Certified Public
               Accountants*
     28        Specimen of Common Stock Certificate of HomeLife, Inc.*


ITEM 28.  UNDERTAKINGS


     The undersigned registrant hereby undertakes to:


     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:


     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;


     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and


     (iii) Include any additional or changed material information on the plan of distribution.


     For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                    SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California on February 17, 1999.


                              HOMELIFE, INC.



                              BY:     /s/ ANDREW CIMERMAN
                                  ------------------------------------
                                    ANDREW CIMERMAN, PRESIDENT


                                  POWER OF ATTORNEY

     Each person whose signature appears appoints Andrew Cimerman, in the alternative, as his agents and attorneys-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



     SIGNATURE                   TITLE                             DATE
     ---------                   -----                             ----
/s/ Andrew Cimerman             President                  February 17, 1999
-------------------------
Andrew Cimerman



 /s/ Robert L. Cashman           Secretary, Treasurer,      February 17, 1999
-------------------------        Director
Robert L. Cashman


 /s/ Terry A. Lyles, PH.D.       Director                   February 17, 1999
-------------------------
Terry A. Lyles, Ph.D.


 /s/ F. Bryson Farrill           Director                   February 17, 1999
-------------------------
F. Bryson Farrill


 /s/ Gabrielle Jeans             Vice-President             February 17, 1999
-------------------------
Gabrielle Jeans


 /s/ Charles Goodson             Vice-President             February 17, 1999
-------------------------
Charles Goodson